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                                                                   EXHIBIT 5.1
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                         NEUMAN, DRENNEN & STONE, LLC
                               Attorneys at Law
                              Temple-Bowron House
                               1507 Pine Street
                            Boulder, Colorado 80302
                                (303) 449-2100
                           facsimile: (303) 449-1045


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                               February 12, 1999


Cell Robotics International, Inc.
2715 Broadbent Parkway, N.E.
Albuquerque, New Mexico 87107

     Re:  S.E.C.    Post-Effective Amendments on Form S-3 to Registrations
                    Statements on Form SB-2
          -----------------------------------------


Ladies and Gentlemen:

     We have acted as counsel to Cell Robotics International, Inc. (the "Company") in connection with Post-Effective Amendments on Form S-3 to Form SB-2 Registration Statements to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of (i) 115,000 of the Company's Redeemable Class A Common Stock Purchase Warrants ("Class A Warrants"), (ii) 80,000 Redeemable Common Stock Purchase Warrants ("Public Warrants") and (iii) 1,505,000 shares of the Company's common stock, $0.004 par value ("Common Stock") pursuant to the exercise of certain Placement Agent's Warrants, the exercise of a Representative's Warrant, the exercise of Class A Warrants and the exercise of certain Public Warrants. In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.


     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of twelve million five hundred thousand (12,500,000) shares of Common Stock having a par value of $0.004 each and two million five hundred thousand (2,500,000) shares of Preferred Stock having a par value of $0.04 each.

     3. The 115,000 Class A Warrants, 80,000 Public Warrants and 1,505,000 shares of Common Stock being registered for sale and offered by the Company will, upon the valid exercise of the Placement Agent's Warrants, the Representative's Warrant, the Class A Warrants and the Public Warrants and payment of the related warrant exercise prices, be lawfully and validly issued, fully paid and non-assessable shares of the Company's Common Stock.





                                        Sincerely,


                                        /s/ Nathan L. Stone
                                        ----------------------------------
                                        Nathan L. Stone

NLS: